Exhibit 99.1
FOR IMMEDIATE RELEASE
NEG, Inc. (to be renamed National Energy Group, Inc.)
Files for Initial Public Offering
Dallas, Texas, February 14, 2006. NEG, Inc. (to be renamed National Energy Group, Inc.) (“NEG”), a wholly-owned subsidiary of American Real Estate Partners, L.P. (NYSE: ACP) (“AREP”), announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined. All shares of common stock to be sold in this offering will be offered by NEG.
The offering is contingent on the closing of NEG’s previously announced merger which has been approved by requisite stockholder consent, pursuant to which National Energy Group, Inc. (OTC BB: NEGI.OB) will be merged with and into NEG.
The offering is being made through an underwriting syndicate led by Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc., acting as joint book-running managers. When available, copies of the preliminary prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, New York 10179 or from Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220. Any direct requests to Bear Stearns should be to (212) 272-2000, and any direct requests to Citigroup should be to the attention of the Prospectus Department at (718) 765-6732 or by fax at (718) 765-6734.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
About NEG, Inc. (to be renamed National Energy Group, Inc.)
Upon consummation of the merger and the initial public offering, NEG will acquire a managing membership interest in NEG Oil & Gas LLC, which will be its sole material asset. NEG Oil & Gas LLC currently is a wholly-owned subsidiary of AREP. NEG Oil & Gas LLC is an independent oil and gas exploration, development and production company based in Dallas, Texas. NEG Oil & Gas LLC’s core areas of operations are the Val Verde and Permian Basins of West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast and the Gulf of Mexico. NEG Oil & Gas LLC also owns oil and gas properties in the Anadarko and Arkoma Basins of Oklahoma and Arkansas.
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Contact:
Randall D. Cooley, Vice President, Chief Financial Officer and Treasurer
NEG, Inc.
Tel: (214) 692-9211